Exhibit 3.4
THIRD AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHANGING WORLD TECHNOLOGIES, INC.
          CHANGING WORLD TECHNOLOGIES, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:
          1. The Original Certificate of Incorporation of the Corporation was filed on May 29, 1998. An Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed on October 24, 2002, with the Secretary of State of the state of Delaware, which was amended on September 16, 2004 and again amended on February 22, 2006.
          2. This Third Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242 of the GCL.
          3. The Certificate is hereby amended as follows:
          The first paragraph of article FOURTH is hereby deleted and restated in its entirety to read:
          “FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is 75,445,081 shares, which shall consist of two classes: (i) Common Stock, par value $0.01 per share (“Common Stock”); and (ii) Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The total number of shares of each class of capital stock which the Corporation shall have authority to issue is 75,000,000 shares of Common Stock and 445,081 shares of Preferred Stock. The Preferred Stock shall be designated as set forth below.
          Upon this Third Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be automatically reclassified as and converted into seven (7) shares of Common Stock of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by seven (7).”
          4. This Third Amendment to the Certificate shall be effective upon the filing hereof.

          IN WITNESS WHEREOF, the Corporation has duly executed this Third Amendment to the Certificate this 12 day of November, 2008.

CHANGING WORLD TECHNOLOGIES, INC.

By:	/s/ Brian S. Appel
Name:	Brian S. Appel
Title:	CEO